Exhibit 5.1

HSE

Harter Secrest & Emery LLP

ATTORNEYS AND COUNSELORS

WWW.HSELAW.COM

March 19, 2021

Gannett Co., Inc.
7950 Jones Branch Drive
McLean, Virginia 22107-0910

Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Gannett Co., Inc., a Delaware corporation (the “Company”), in connection with its filing of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) with respect to the registration and public offering by the Company and the selling securityholders to be identified in one or more prospectus supplements, from time to time, pursuant to Rule 415 under the Securities Act, of an indeterminate aggregate offering price of any combination of the following (collectively, the “Securities”):

(i)	shares of common stock, $0.01 par value, of the Company (“Common Stock”);

(ii)	shares of preferred stock, $0.01 par value, of the Company (“Preferred Stock”);

(iii)
depositary shares representing fractional interests in shares of Preferred Stock (“Depositary Shares”) evidenced by depositary receipts issued against deposit of shares of Preferred Stock pursuant to a deposit agreement to be entered into between the Company and a bank or trust company selected by the Company (the “Depositary”);

(iv)	warrants to purchase Common Stock, Preferred Stock, Depositary Shares or other securities or other rights of the Company (“Warrants”);

(v)
purchase contracts of the Company (“Purchase Contracts”), obligating the holders thereof to purchase from or sell to the Company, or the Company to sell to or purchase from the holders, Common Stock, Preferred Stock, Depositary Shares, Warrants or other securities or other rights of the Company at a future date or dates, which may be issued separately or as part of units comprised of one or more of the securities described above in any combination (“Purchase Units”); and

(vi)	units comprised of one or more of the securities described above in any combination (the “Units”).

Gannett Co., Inc.
March 19, 2021

As such counsel, and for purposes of our opinion set forth below, we have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all documents submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

For purposes of the opinions set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that, (a) at the time the Securities are issued the Company will be validly existing and in good standing and (b) after the issuance of any Securities offered pursuant to the Registration Statement, the total number of issued shares of Common Stock and Preferred Stock, together with the total number of shares of such stock issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security (including without limitation any Preferred Stock, Depositary Share, Warrant, Purchase Contract, Purchase Unit or Unit), as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock and Preferred Stock under the Company’s articles of incorporation as then in effect (the “Charter”).

For purposes of the opinions set forth below, we refer to the following as the “Future Authorization and Issuance” of Securities:

•
with respect to any of the Securities, (a) the authorization by the Company of the amount, terms and issuance of such Securities (the “Authorization”), (b) the issuance of such Securities in accordance with the Authorization therefor upon receipt by the Company of the consideration (which, in the case of shares of Common Stock and Preferred Stock, is legal consideration not less than the par value of such shares) to be paid therefor in accordance with the Authorization, (c) any definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other party or parties thereto, and, if applicable, (d) certificates representing such Securities have been duly executed, countersigned, registered and delivered either, (i) in accordance with the applicable definitive purchase, underwriting or similar agreement, or (ii) upon conversion or exercise of any other Security, in accordance with the terms of such Security or the instrument governing such Security providing for such conversion or exercise;

Gannett Co., Inc.
March 19, 2021

•
with respect to Depositary Shares, (a) the authorization, execution and delivery by the Company and the Depositary of the deposit agreement under which such Depositary Shares are to be issued, (b) the establishment of the terms of such Depositary Shares, and the execution and delivery of such Depositary Shares, in conformity with the deposit agreement under which such Depositary Shares are to be issued and applicable law, (c) a certificate of designation setting forth the powers, designations, preferences, rights, qualifications, limitations and restrictions of the related series of Preferred Stock represented by the Depositary Shares has been duly filed with the Secretary of State of the State of Delaware, (d) the shares of the related series of Preferred Stock represented by the Depositary Shares have been duly authorized, issued and delivered to the Depositary in accordance with the Charter and applicable law, (e) the execution, countersignature, and issuance of depositary receipts evidencing the Depositary Shares in accordance with the deposit agreement and applicable law, (f) any such Depositary Shares and any depositary agreement related thereto will be governed by New York law and will not include any provision that is unenforceable, and (g) any Securities issuable upon conversion, exchange, redemption or exercise of such Depositary Shares, or the underlying Preferred Stock, being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange, redemption, or exercise; and

•
with respect to Warrants, Purchase Contracts, Purchase Units or Units, (a) the authorization, execution and delivery by the Company and the other parties thereto of any agreement under which such Warrants, Purchase Contracts, Purchase Units or Units are to be issued and (b) the establishment of the terms of such Warrants, Purchase Contracts, Purchase Units or Units, and the execution and delivery of such Warrants, Purchase Contracts, Purchase Units or Units, in conformity with any applicable agreement under which such Warrants, Purchase Contracts, Purchase Units or Units are to be issued and applicable law, (c) any such Warrants, Purchase Contracts, Purchase Units or Units and any warrant agreement or other agreement governing the foregoing will be governed by New York law and will not include any provision that is unenforceable, and (d) any Securities issuable upon conversion, exchange, redemption or exercise of such Warrants, Purchase Contracts, Purchase Units or Units being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange, redemption, or exercise.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.	Upon the Future Authorization and Issuance of shares of Common Stock, such shares of Common Stock will be validly issued, fully paid and nonassessable.

2.	Upon the Future Authorization and Issuance of shares of Preferred Stock, such shares of Preferred Stock will be validly issued, fully paid and nonassessable.

3.
Upon the Future Authorization and Issuance of Depositary Shares, such Depositary Shares will be validly issued and will entitle the holders thereof to the rights specified in such Depositary Shares and the depositary agreement related thereto.

Gannett Co., Inc.
March 19, 2021

4.	Upon the Future Authorization and Issuance of Warrants, such Warrants will be valid and binding obligations of the Company.

5.	Upon the Future Authorization and Issuance of Purchase Contracts or Purchase Units, such Purchase Contracts or Purchase Units will be valid and binding obligations of the Company.

6.	Upon the Future Authorization and Issuance of Units, such Units will be valid and binding obligations of the Company.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

We express no opinion as to the law of any jurisdiction other than the law of the State of New York, and the applicable provisions of the Delaware General Corporation Law, in each case as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion letter has been prepared in accordance with the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients concerning, opinions of the type contained herein.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder. This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the changes may affect the legal analysis or legal conclusion or other matters in this letter.

Very truly yours,